EXHIBIT 5.1


                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                January 29, 2002



Tomas W. Fuller
VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, CA 90064-1022

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by VCA Antech, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 631,800 shares of common stock, par value $.001 per share, of the Company issuable pursuant to the Company's Amended and Restated 1996 Stock Incentive Plan and 2,000,000 shares of common stock, par value $.001 per share, of the Company issuable pursuant to the Company's 2001 Stock Incentive Plan (collectively, the "Shares").

     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement relating to the Shares has become effective under the Act, and upon the issuance and sale in conformity with and pursuant to the two plans, the Shares will be validly issued, fully paid and non-assessable.

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the Laws of (i) the State of California; and (ii) the General Corporation Law of the State of Delaware.

B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you or any future changes in the foregoing or of any fact or circumstances that may hereafter come to our attention.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,


                               /S/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
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                               AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P